Exhibit 99.1

China ACM Reports Second Quarter Fiscal Year 2013 Results, Provides Quarterly Guidance for the Third Quarter of Fiscal Year 2013, and Updates the Yearly Guidance for Fiscal Year 2013

BEIJING -- (Marketwire) -- 02/15/12 -- China Advanced Construction Materials Group, Inc. (NASDAQ: CADC) ("China ACM" or the "Company"), a provider of ready-mix concrete and related technical services in China, has announced its financial results for the second quarter of fiscal year 2013 ended December 31, 2012. The Company will host a conference call to discuss the results at 8:00 a.m., Eastern Time on February 15, 2013. Further details are provided below.

Second Quarter FY 2013 Financial Highlights

  Revenue reduced 49% year over year to $21.6 million
  Gross margin at 14.8%
  Net loss of $3.5 million or EPS of ($0.20)

Mr. Xianfu Han, Chairman and Chief Executive Officer of China ACM, commented, "We experienced year-over-year decrease in revenue for the second quarter of fiscal year 2013. Amid the impact from adverse weather, such decrease was principally attributed to lower sales of concrete products due to the slowing down of the housing market and infrastructure developments. In order to curtail future losses, we will continue our efforts to improve the collection of account receivables, optimize our plant network, and enhance our client base for the rest of the year."

Second Quarter FY 2013 Results

Revenue. Our revenue is primarily generated from sales of our advanced ready-mix concrete products and manufacturing services. For the three months ended December 31, 2012, we generated revenue of $21.6 million, compared to $42.6 million during the same period in 2011, a decrease of $21 million, or 49%. The decrease in our revenue is due primarily to decreased revenue from our manufacturing services and concrete sales for the three months ended December 31, 2012.

Our concrete sales revenue was $19.1 million for the three months ended December 31, 2012, a decrease of $20.9 million or 52% from the three months ended December 31, 2011. The decrease in revenues from concrete sales was principally due to the decreased demand of concrete sales in line with slowing down of the housing market and overall economic growth. China Central government continues to impose restrictions on purchase of residential apartments in order to contain the housing price in China, in addition, China’s economic growth has been decelerating in 2012, which has caused adverse impact on construction industry in China.

Revenue from our manufacturing services segment was $2.5 million for the three months ended December 31, 2012, a decrease of $0.1 million, or 2%, as compared to the three months ended December 31, 2011. Such decrease in revenue was attributable principally to the suspension of operations of certain of our portable plants during the three months ended December 31, 2012, in light of an increase in audit inspections at high speed rail construction sites around China resulting from the recent heightened public scrutiny of railway safety in China.

Cost of Revenue. Total cost of revenue, which consists of direct labor, rentals, depreciation, other overhead and raw materials, including inbound freight charges, was approximately $18.4 million for the three months ended December 31, 2012, as compared to approximately $35 million for the three months ended December 31, 2011, a decrease of approximately $16.6 million, or 48%. The decrease of cost of revenue was due to the overall decrease in production from our fixed concrete plants in the Beijing area and decreased production on manufacturing services compared to the three months ended December 31, 2011.

The cost of revenue on concrete decreased approximately $16 million, or 49%, for the three months ended December 31, 2012, as compared to the three months ended December 31, 2011. Such decrease was due to a decrease in our concrete production leading to a smaller base of raw material purchases with lower overall volume of traditional concrete sales.

Cost of revenue with respect to our manufacturing services decreased approximately $0.7 million, or 29%, during the three months ended December 31, 2012, as compared to the same period during the three months ended December 31, 2011. The decrease in our cost of sales was due to decreased revenue from manufacturing services.

Gross Profit. Gross profit was $3.2 million for the three months ended December 31, 2012, as compared to $7.5 million for the three months ended December 31, 2011. Our gross profit for the sale of concrete was $2.3 million, or 12% of revenue, for the three months ended December 31, 2012, as compared to $7.3 million, or 18% of revenue, for the same period last year. The decreased gross profit margin reflects lower demand and lower prices for our concrete products in Beijing as compared to the same period last year.

Our gross profit with respect to our manufacturing services segment was $0.8 million, or 34% of revenue, for the three months ended December 31, 2012, a increase of $0.6 million, as compared to $0.2 million, or 8.8% of revenue, for the same period last year. Such increase was principally due to the higher production rates at plants and decrease in costs of transportation for three months ended December 31, 2012.

Provision for doubtful accounts. We incurred provision for doubtful accounts of $0.5 million for the three months ended December 31, 2012, a decrease of $2.9 million, as compared to $3.4 million for the three months ended December 31, 2011. The allowance for doubtful accounts increased to approximately $33.1 million at December 31, 2012, compared to approximately $24.9 million at June 30, 2012.

Selling, General and Administrative Expenses. Selling, general and administrative expenses consist of sales commissions, advertising and marketing costs, office rent and expenses, costs associated with staff and support personnel who manage our business activities, and professional and legal fees paid to third parties. We incurred selling, general and administrative expenses of $2.5 million for the three months ended December 31, 2012, an decrease of $1 million, or 30%, as compared to $3.5 million for the three months ended December 31, 2011. The decrease was principally due to a a $0.6 million decrease in consulting service and professional expenses, a $0.1 million decrease in salary and employment benefit expense, a $0.2 million decrease in advertising expense and meal & entertainment expense and a $0.1 million decrease in other office expenses.

Research and development expenses. Research and development expenses were approximately $0.3 million and $1.8 million for the three months ended December 31, 2012 and 2011, respectively. The $1.5 million decrease was mainly due to the less R&D expenditure in concern with the slowing revenue trend.

Loss from termination of lease. On September 25, 2012, the Company entered an agreement with a third party to terminate one operating lease, which was originally effective from June 15, 2009 to June 14, 2014. Under the agreement, the fair value of net assets of the related operation were determined to be RMB 130.1 million (approximately $20.6 million) on September 25, 2012, and were sold for a total consideration of RMB 112 million (approximately $17.8 million), of which the Company received approximately $1.3 million in cash. The Company recognized approximately $4.1 million loss from the termination of lease for the three months ended December 31, 2012.

Loss from Operations. We recognized loss from operations of approximately $4.1 million for the three months ended December 31, 2012, as compared to loss from operations of approximately $1.1 million for the three months ended December 31, 2011, an increase of approximately $3 million in loss from operations. Such increase in loss from operations was primarily due to a $4.1 million increase in loss from termination of lease and a $4.3 million decrease in income from operations of our concrete sales and manufacturing services, offset by a $2.9 million decrease in provision of doubtful accounts, a $1 million decrease in general and administrative expenses, and a $1.5 million decrease in research and development expenses.

Other Income (Expense), net. Our other income (expense) consists of valued added tax exemption from the PRC government, interest income (expense), change in fair value of warrants, and other non-operating income (expense). We recorded net other income of approximately $0.6 million for three months ended December 31, 2012, as compared to net other income of approximately $1.9 million for the three months ended December 31, 2011, a decrease in other income of approximately $1.3 million, or 69%. The decrease in net other income was due to a $0.3 million increase in loss realized from disposal of fixed assets, and a $0.3 million decrease in change in fair value of warrants liability. We also recognized other subsidy income of approximately $1.3 million for the three months ended December 31, 2012, as compared to $2.5 million for the three months ended December 31, 2011, a decrease of $1.2 million, or 48%. Due to the fact that we use recycled raw materials to manufacture our products, the State Administration of Taxation granted us VAT tax exemption from August 2005 to August 2009, and thereafter a two year extension on the VAT tax exemption from June 2009 to June 2011. The Company has applied for VAT tax exemption extension and recently received an extension through June 2013. The VAT tax collected during the aforementioned period from our customers is retained by the Company and recorded as other subsidy income. In addition, we had interest expense of $0.7 million for the three months ended December 31, 2012, as compared to $0.4 million for the three months ended December 31, 2011, an increase of $0.3 million related to short-term loans. The Company also had interest income of $30,627 for the three months ended December 31, 2012, as compared to $112,807 in the three months ended December 31, 2011, a decrease of $82,180 related to short term investments decreased.

Provision (benefit) for Income Taxes. Benefit for income taxes amounted to $23,831 for the three months ended December 31, 2012, as compared to $337,376 provision for income taxes for the three months ended December 31, 2011. The Company had loss from operations since the quarter ended June 30, 2012. In expecting the loss from operations in the near term, the Company decided to provide a $1.8 million valuation allowances against the deferred tax assets related to provision for doubtful accounts as of December 31, 2012, since the deferred tax benefits might not be utilized if the Company continues to have loss from operations. We have used recycled raw materials in our concrete production since our inception, which entitled us to an income tax rate reduction through June 12, 2012, as granted by the State Administration of Taxation, PRC. Since January 1, 2009, we have been subject to a 15% income tax rate. In the past, XinAo has paid the corporate income tax on behalf of China-ACMH, and there could be a potential liability for additional taxes for China-ACMH, though at present the Company is unable to determine the extent of such liability, if any. The Company has completed the application process and is waiting for the final certificate of approval of the income tax reduction from 25% to 15% from June 13, 2012 to June 12, 2015.

Net Income (Loss). We recognized net loss of approximately $3.5 million for the three months ended December 31, 2012, as compared to net income of approximately $0.4 million for the three months ended December 31, 2011, a decrease of $3.9 million. Such decrease in net income was primarily due to the decrease in gross profits of concrete sales and manufacturing service, the increase in loss from termination of lease, offset by the decrease in provision of doubtful accounts, selling, general and administrative expense and R&D expenses.

Balance Sheet Overview

China ACM had working capital of $32.5 million at December 31, 2012, including $6.5 million in cash and equivalents, $5.4 million in restricted cash and $74.2 million in total liabilities. Shareholders' equity was $70.2 million compared with $79 million at June 30, 2012. The total number of shares outstanding as of February 12, 2013 was 17.8 million.

Guidance Update

Due to recent significant fog in Beijing which has adversely affected production at our plants and operation of our transportation vehicles, as well as continuing delays of high speed rail construction projects in China, during the third quarter ended March 31, 2013, the management expects the Company to earn revenue of between $4.5 million and $6.5 million, recognize net loss of between $ 7.5 million and $ 9.5 million, and EPS of between $(0.42) and $(0.53) based on weighted average shares of 17.83 million.

In addition, the Company updates its full year guidance for the fiscal year ending June 30, 2013, and currently expects to earn revenue of between $87 million and $90 million, recognize net loss of $ 16 million to $ 19 million, and EPS of $(0.9) to $(1.1) based on weighted average shares of 17.83 million.

Conference call

China ACM will host a conference call with a live webcast and a full Q&A session on February 15, 2013, at 8:00 a.m., Eastern Time, to discuss financial results for the second quarter of Fiscal Year 2013 Individuals interested in participating in the conference call may do so by dialing 877-407-8031 from the United States, or +1 201-689-8031 from outside the United States, and referencing conference ID number 408932.

A replay of the call will remain available until: March 15, 2013, at 11:59 PM.

To access the replay, please dial either of the following numbers:

USA: 877-660-6853
International: +1 201-612-7415

To pre-check system compatibility prior to the call, visit:
http://www.investorcalendar.com/aboutus/HelpDesk.asp.

About China ACM

China ACM is a producer of advanced, certified eco-friendly ready-mix concrete (RMC) and provider of related technical services for large scale, high-speed rail (HSR) and other complex infrastructure projects. Leveraging its proprietary technology and value-add engineering services model, the Company has won work on numerous high profile projects including the 30,000 km China HSR expansion, the Olympic Stadium Bird's Nest, Beijing South Railway Station, Beijing International Airport, National Centre for Performing Arts, CCTV Headquarters, Beijing Yintai Building and U.S. and French embassies.

Founded in 2002, Beijing-based China ACM provides its materials and services through its network of fixed ready-mix concrete plants covering the Beijing metropolitan area. It also has technical consulting services and preferred procurement agreements with other independently-owned plants across China. Additionally, the Company owns portable plants deployed in various provinces across China primarily to major high speed rail projects. More information about the Company is available at www.china-acm.com.

Safe Harbor Statement

This press release contains statements that are forward-looking in nature, including statements regarding the Company's competitive position and product and service offerings. These statements are based on current expectations on the date of this press release and involve a number of risks and uncertainties, which may cause actual results to differ significantly from such estimates. The risks include, but are not limited to, the degree of market adoption of the Company's product and service offerings; market competition; dependence on strategic partners; and the Company's ability to manage its business effectively in a rapidly evolving market. Certain of these and other risks are set forth in more detail in "Item 1A. Risk Factors" in China ACM's Form 10-Q for the second quarter of fiscal year 2013 ended December 31, 2012. China ACM does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise.

CHINA ADVANCED CONSTRUCTION MATERIALS GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	December 31,	June 30,
ASSETS	2012	2012
CURRENT ASSETS:
Cash	$6,502,270	$2,409,914
Restricted cash	5,416,344	6,536,082
Accounts and notes receivable, net of allowance for doubtful accounts of $33,079,219 and $24,913,151, respectively	77,516,446	109,977,143
Inventories	1,021,816	2,042,156
Other receivables and advances, net	615,500	1,298,942
Prepayments	12,283,844	11,694,758
Deferred tax assets	3,293,051	3,293,051
Total current assets	106,649,271	137,252,046

PROPERTY, PLANT AND EQUIPMENT, net	18,081,164	20,622,505
OTHER ASSETS:
Other receivables from termination of lease, net	14,431,733	-
Advances on equipment purchases	4,620,275	4,617,360
Prepayments	-	1,140,498
Deferred tax assets	578,413	578,413
Total other assets	19,630,421	6,336,271
Total assets	$144,360,856	$164,210,822

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Short term loans, banks	$14,265,000	$19,008,000
Short term borrowing	3,768,496	-
Accounts payable	46,601,336	57,171,917
Customer deposits	589,330	798,096
Other payables	5,762,664	4,514,828
Other payables - shareholders	751,378	804,001
Accrued liabilities	1,409,439	1,712,414
Warrants liability	30,776	132,427
Taxes payable	995,169	1,064,953
Total current liabilities	74,173,588	85,206,636
Commitments and contingencies
SHAREHOLDERS' EQUITY:
Preferred stock, $0.001 par value, 1,000,000 shares authorized; no shares issued or outstanding	-	-
Common stock, $0.001 par value, 74,000,000 shares authorized, 17,839,464 and 17,829,464 shares issued and outstanding as of December 31, 2012 and June 30, 2012, respectively	17,839	17,829
Additional paid-in capital	35,191,018	35,154,257
Retained earnings	20,117,891	29,010,766
Statutory reserves	6,248,357	6,248,357
Accumulated other comprehensive income	8,612,163	8,572,977
Total shareholders' equity	70,187,268	79,004,186
Total liabilities and shareholders' equity	$144,360,856	$164,210,822

CHINA ADVANCED CONSTRUCTION MATERIALS GROUP, INC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(UNAUDITED)

	For the three months ended		For the six months ended
	December 31,		December 31,
	2012	2011	2012	2011
REVENUE

Sales of concrete	$19,060,488	$39,981,717	$47,937,396	$80,066,756
Manufacturing services	2,516,859	2,578,178	4,450,580	7,078,146
Total revenue	21,577,347	42,559,895	52,387,976	87,144,902

COST OF REVENUE
Concrete	16,722,221	32,675,610	38,583,375	62,813,134
Manufacturing services	1,659,550	2,350,816	3,276,077	6,043,753
Total cost of revenue	18,381,771	35,026,426	41,859,452	68,856,887

GROSS PROFIT	3,195,576	7,533,469	10,528,524	18,288,015

PROVISION FOR DOUBTFUL ACCOUNTS	467,597	3,359,502	9,809,192	10,361,042
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	2,457,328	3,521,950	5,646,942	5,930,655
RESEARCH AND DEVELOPMENT EXPENSES	284,912	1,754,720	573,792	2,055,455
LOSS FROM TERMINATION OF LEASE	4,096,984	-	4,096,984	-

INCOME (LOSS) FROM OPERATIONS	(4,111,245)	(1,102,703)	(9,598,386)	(59,137)

OTHER INCOME (EXPENSE), NET
Other subsidy income	1,315,753	2,553,633	3,143,279	5,239,023
Non-operating expense, net	(65,137)	15,296	(640,872)	(38,909)
Change in fair value of warrants liability	(21,446)	(396,974)	101,651	(201,498)
Interest income	30,627	112,807	58,061	335,451
Interest expense	(680,435)	(400,039)	(1,181,272)	(699,215)
TOTAL OTHER INCOME, NET	579,362	1,884,723	1,480,847	4,634,852

INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES	(3,531,883)	782,020	(8,117,539)	4,575,715
PROVISION (BENEFIT) FOR INCOME TAXES	(23,831)	337,376	775,336	1,039,005
NET INCOME (LOSS)	$(3,508,052)	$444,644	$(8,892,875)	$3,536,710

COMPREHENSIVE INCOME (LOSS):
Net Income (Loss)	(3,508,052)	444,644	(8,892,875)	3,536,710
Foreign currency translation adjustment	199,459	501,972	39,186	1,438,568

COMPREHENSIVE INCOME (LOSS)	$(3,308,593)	$946,616	$(8,853,689)	$4,975,278

EARNINGS (LOSS) PER COMMON SHARE ALLOCATED TO COMMON SHAREHOLDERS
Weighted average number of shares:
Basic	17,839,464	17,815,900	17,836,584	17,810,986
Diluted	17,839,464	17,838,400	17,836,584	17,833,486

Earnings (Loss) per share:
Basic	$(0.20)	$0.02	$(0.50)	$0.20
Diluted	$(0.20)	$0.02	$(0.50)	$0.20

CHINAADVANCEDCONSTRUCTIONMATERIALSGROUP,INC.ANDSUBSIDIARIES
CONDENSEDCONSOLIDATEDSTATEMENTSOFCASHFLOWS
(UNAUDITED)

	For the six months ended
	December 31,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(8,892,875)	$3,536,710
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation	1,796,843	2,191,189
Stock-based compensation expense	36,772	85,359
Deferred tax benefit	-	(1,761,377)
Provision for doubtful accounts	9,809,192	10,361,042
Change in fair value of warrants liability	(101,651)	201,498
Loss realized from disposal of property, plant, and equipment	170,836	4,004
Loss from termination of lease	4,096,984	-
Changes in operating assets and liabilities
Accounts and notes receivable	(11,943,556)	(24,617,295)
Inventories	933,013	(599,107)
Other receivables	1,508,410	(21,976)
Prepayments	(581,702)	(766,787)
Long term prepayments	(174,804)	765,365
Accounts payables	5,905,442	5,898,517
Customer deposits	(209,270)	142,446
Other payables	1,629,753	264,800
Accrued liabilities	(303,787)	(553,924)
Taxes payable	(68,013)	2,018,372
Net cash provided by (used in) operating activities	3,611,587	(2,851,164)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from disposal of property, plant, and equipment	672,466	6,260
Purchases of property, plant and equipment	(266,362)	(215,310)
Proceeds from investments, net of payments for investments	-	5,947,000
Net cash provided by investing activities	406,104	5,737,950

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short term loan	20,267,250	22,537,570
Payments for short term loan	(25,016,750)	(16,178,660)
Proceeds from short term borrowing	3,768,496	-
Rent payable to shareholder	(52,656)	11,838
Restricted cash	1,123,864	(7,387,451)
Net cash provided by (used in) financing activities	90,204	(1,016,703)

EFFECT OF EXCHANGE RATE CHANGE ON CASH	(15,539)	(48,970)

NET INCREASE IN CASH	4,092,356	1,821,113

CASH, beginning of period	2,409,914	1,610,699
CASH, end of period	$6,502,270	$3,431,812

Contact
China ACM Investor Relations
+86-10-82525361
IR@china-acm.com